Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of them of an Amendment to statement on Schedule 13D (including amendments thereto) with respect to the Ordinary Shares, NIS 0.20 par value per share, of RADCOM Ltd., and further agree that this Joint Filing Agreement be included as Exhibit 99.1.

In evidence thereof, the undersigned hereby execute this Joint Filing Agreement as of February 24, 2026.

/s/ Michael Zisapel Michael Zisapel /s/ Klil Zisapel Klil Zisapel